EXHIBIT 99.1

PRESS RELEASE OF INTERNATIONAL PAPER COMPANY

INTERNATIONAL PAPER PLAZA 400 ATLANTIC STREET STAMFORD, CT 06921

News Release

Media Contacts:	Jennifer Schiavone, 203-541-8407
Amy Sawyer, 203-541-8308

Investor Contacts:	Darial Sneed, 203-541-8541
Brian Turcotte, 203-541-8632

International Paper signs agreement to acquire a majority share of CMCP,

a leading Moroccan corrugated packaging company

Stamford, CT/USA / Brussels, Belgium, – September 16, 2005 – International Paper today announced it has signed an agreement to acquire a majority share of Compagnie Marocaine des Cartons et des Papiers (CMCP), a leading Moroccan corrugated packaging company. Under the terms of the planned investment, IP will acquire approximately 65 percent of CMCP, for approximately $80 million cash plus assumed debt of approximately $40 million. Completion of the transaction is subject to normal closing conditions and is anticipated before the end of 2005.

“CMCP fits well with International Paper’s strategy to grow our corrugated box business globally, and will further strengthen our position in the fruit and vegetable segment, where we are already a European leader. Additionally, the investment in CMCP will offer IP an attractive opportunity to increase shipments of Kraft linerboard to Morocco,” said Tom Kadien, president of International Paper Europe.

Following completion of the transaction, CMCP will become part of International Paper’s European Container business.

“Morocco is an attractive market for International Paper’s packaging business,” said Paul Brown, vice president of International Paper’s European Container business. “The country has a rapidly growing economy with low inflation and recently signed free-trade agreements with the European Union and the United States.”

Both, International Paper and CMCP remain dedicated to providing top quality products, excellent services and superior value-added solutions to their customers.

CMCP, based in Casablanca, Morocco, has 1,500 employees and operates four box plants and one recycled containerboard mill in Morocco. CMCP produces corrugated packaging materials for the industrial and agricultural markets.

International Paper’s European Container business has 3,200 employees and operates 25 box plants and 2 corrugated containerboard mills in France, Ireland, Italy, Spain, the United Kingdom, and through a joint venture in Turkey.

International Paper (http://www.internationalpaper.com) is the world’s largest paper and forest products company. Businesses include paper, packaging, and forest products. As one of the largest private forest landowners in the world, the company manages its forests under the principles of the Sustainable Forestry Initiative ® (SFIsm) program, a system that ensures the continual planting, growing and harvesting of trees while protecting wildlife, plants, soil, air and water quality. Headquartered in the United States, International Paper has operations in over 40 countries and sells its products in more than 120 nations.

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This press release contains forward-looking statements. Such statements are subject to risks and uncertainties that could cause actual results to differ materially, including but not limited to the ability of the company to accomplish its transformation plan and to realize anticipated cost savings, the demand and pricing for the company’s products and changes in overall demand, the effects of competition from foreign and domestic producers, the level of housing starts, changes in the cost or availability of raw materials, changes in energy costs, unanticipated expenditures related to the cost of compliance with environmental and other governmental regulations, performance of the company’s manufacturing operations, results of legal proceedings, changes related to international economic conditions, specifically in Brazil, Russia and China, changes in currency exchange rates, particularly the relative value of the U.S. dollar to the Euro, and the war on terrorism. We undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise. These and other factors that could cause or contribute to actual results differing materially from such forward looking statements are discussed in greater detail in the company’s Securities and Exchange Commission filings.